Exhibit 99.B(g)(5)

SEI INSTITUTIONAL MANAGED TRUST

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 29th day of March, 2010, to the Mutual Fund Custody Agreement dated as of September 17, 2004, as amended (the “Agreement”), is entered into by and between SEI Institutional Managed Trust, a Massachusetts business trust (the “Fund”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and the Custodian desire to amend the Agreement to permit the Custodian to execute transactions on behalf of the Fund with respect to the purchase, redemption or exchange of shares of other mutual funds ; and

WHEREAS, Section 31 of the Agreement allows for its modification by mutual agreement of the parties;

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the promises contained herein, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereby agree to and shall be legally bound as follows:

1.  The following paragraph is added to the Agreement under Section 20. Purchase and Sale of Securities:

c.  Upon the Fund’s Proper Instructions, the Custodian may execute transactions on behalf of the Fund with respect to the purchase, redemption or exchange of shares of other mutual funds (“Mutual Funds”).  The Custodian may transact with such Mutual Funds directly or through a recognized agent, broker, or service company.  If the Fund and the Custodian agree upon written operating procedures with respect to the transactions referenced in this paragraph, such operating procedures are hereby incorporated by reference to this Agreement.

2.  Attachment A of the Agreement is hereby superseded and replaced with Amended Attachment A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SEI INSTITUTIONAL MANAGED TRUST		U.S. BANK, N.A.

By:	/s/ David F. McCann	By:	/s/ Joe D. Redwine

Printed Name & Title:	David F. McCann	Printed Name & Title:	Joe D. Redwine

Vice President		Executive Vice President

AMENDED ATTACHMENT A

to the Mutual Fund Custody Agreement

between

SEI Institutional Managed Trust

and

U.S. Bank, N.A.

CUSTODY SERVICES

FEE SCHEDULE at March         , 2010

The breakpoints in this fee schedule are applied to the cumulative market value of all the SEI Trusts for which U.S. Bank, N.A. acts as custodian, rather than on a trust-by-trust basis.

Custody Administrative Fees:

                .25  basis points on the first $40 billion

                .20  basis points on the next $5 billion

                .15  basis points on the remainder

Security Lending Transaction Fees:

Total Transactions per Month:

$9.00	0 – 5,000
$8.00	5,001 – 10,000
$7.00	10,001 and greater

Transaction Fees:

$3.50 per transaction through Depository Trust Company.

$4.00 per transaction through Federal Reserve.

$30.00 per transaction for GIC contracts / physical securities.

$15.00 per option contract.

$4.00 per paydown on mortgage backed securities.

$3.50 per Fed wire charge on Repurchase Agreement collateral in / out.

$3.50 per incoming / outgoing wire transfers.

$5.50 per dividend reinvestment.

$4.00 per futures contracts.

$15.00 per Mutual Fund transaction